UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 25, 2006

(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-8957	91-1292054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING INFORMATION

This report contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. Some of the things that could cause our actual results to differ from our expectations are: the competitive environment and other trends in our industry; changes in our operating costs including fuel, which can be volatile; our ability to meet our cost reduction goals; our inability to achieve or maintain profitability and fluctuations in our quarterly results; our significant indebtedness; the implementation of our growth strategy; the timing of the MD-80 fleet disposaland the amounts of potential lease termination payments with lessors and sublease payments from sublessees; compliance with our financial covenants; potential downgrades of our credit ratings and the availability of financing; the concentration of our revenue from a few key markets; general economic conditions, as well as economic conditions in the geographic regions we serve; actual or threatened terrorist attacks; global instability and potential U.S. military actions or activities; insurance costs; labor disputes; our ability to attract and retain qualified personnel; an aircraft accident or incident; liability and other claims asserted against us; operational disruptions; increases in government fees and taxes; changes in laws and regulations; our reliance on automated systems; and our reliance on third-party vendors and partners. For a discussion of these and other risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

References in this report on Form 8-K to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

ITEM 2.02.

Results of Operations And Financial Condition

Alaska Air Group, Inc. today issued a press release reporting financial results for the second quarter ended June 30, 2006. The press release is filed as Exhibit 99.1.

ITEM 8.01

Other Events

New Labor Contracts

On July 17, 2006, two new four-year contracts covering more than 3,700 Alaska Airlines employees represented by the International Association of Machinists and Aerospace Workers (IAM) were ratified. One ratified contract covers Alaska’s clerical, office and passenger service (COPS) employees, including approximately 3,100 customer service and reservations sales agents, as well as a number of accounting clerical employees. The second ratified contract covers the airline’s ramp service and stores agents (RSSA), including more than 600 aircraft ground-handling employees.

Both contracts contain a voluntary severance package for employees at the top four tiers of the pay scale that includes cash payments based on years of service, one year of medical coverage after the severance date and continued travel benefits for a period of time. The company expects to record a material charge for the voluntary severance program in the third quarter of 2006, which will be classified as Restructuring Charges in the Statement of Operations. The amount of the charge will not be known until the number of employees accepting the severance package is known, which is expected to be in August 2006. However, for illustrative purposes only, if one quarter of the eligible employees accept the offer (an estimate we believe to be reasonable), the charge would be approximately $20 million.

Both contracts also include signing bonuses and immediate wage increases of 2%. The agreements also include higher employee health care contributions and a provision whereby new employees will only participate in a defined contribution retirement plan. The signing bonus of $500 per affected employee, or approximately $1.9 million in the aggregate, will be included in Wages and Benefits in the Company’s third quarter Statement of Operations.

Fleet Transition Costs

In connection with its previously announced retirement of the MD-80 fleet, the Company expects to buy-out five of its nine long-term MD-80 leases in the next 60 days. The buyout (including the repayment of debt under a leveraged lease) is expected to result in a combination of debt and cash payments of approximately $80 million and a pre-tax charge recorded in the Company’s third quarter as Fleet Transition Costs in its Statement of Operations of approximately $65 million. Upon completion of the buyout transactions, the Company expects to own these 5 aircraft and is actively working to find a buyer for them in the near term.

Horizon Tentative Sublease Agreement

On July 14, 2006, Horizon Air reached a tentative agreement with CommutAir to sublease up to 16 Q200s to the New York-based regional airline beginning in January 2007. Terms of the deal are still subject to final negotiations and the signing of a sublease agreement. Horizon has previously announced commitments to acquire two Q400s in 2006 and ten in 2007, respectively.

ITEM 9.01.

Financial Statements and Exhibits

(d) Exhibits.

Exhibit 99.1 Press Release dated July 25, 2006.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: July 25, 2006

/s/ Brandon S. Pedersen
Brandon S. Pedersen
Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden
Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer

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